Exhibit 99.2
THE ST. JOE COMPANY
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
On March 5, 2014, the St. Joe Company (the “Company”) completed a sale of approximately 380,000 acres of land located in Northwest Florida owned by the Company to subsidiaries of AgReserves, Inc. (“AgReserves”), along with certain other assets and inventory and rights under certain continuing leases and contracts to AgReserves for $562 million (the “Transaction”). The land sold include substantially all of the Company’s land designated for forestry operations as well as other non-strategic land (i) that is not utilized in the Company’s residential or commercial real estate segments or its resorts, leisure and leasing segment or (ii) that is not part of Company’s development plans.
The purchase price was paid in part cash of $362 million and in part 15 year installment notes of $200 million that are fully secured by irrevocable standby letters of credit (the “Timber Note”).
The Company has agreed to indemnify, defend and hold AgReserves and its affiliates, representatives and agents harmless from certain losses, including those as a result or arising out of breaches of the Company’s representations, warranties, covenants or other agreements and, subject to certain exceptions, third-party personal injury or tort claims regarding the Company’s use, ownership or operation of the land sold (or any party thereof) prior to the closing of the Transaction and claims arising from assumed contracts relating to any act or omission prior to such closing date.
The following Unaudited Pro Forma Consolidated Financial Information of the Company has been derived from the historical financial statements of the Company, as adjusted, to give effect to the Transaction. The historical financial statements of the Company as set forth herein has been derived from the historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2013. The Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2013, includes pro forma adjustments giving effect to the Transaction as if it had occurred on that date. The Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2013, includes pro forma adjustments giving effect to the Transaction as if it had occurred on December 31, 2012. The Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2013 and the Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2013 reflect all normal recurring adjustments that, in the opinion of management, are necessary for fair presentation of the information contained herein. The Company adheres to the same accounting policies in preparation of its unaudited interim condensed consolidated financial statements. As required under GAAP, interim accounting for certain expenses are based on full year assumptions.
The Unaudited Pro Forma Consolidated Financial Information is presented to comply with the rules and regulations of the Securities and Exchange Commission governing the disclosure of pro forma information. The Unaudited Pro Forma Consolidated Financial Information has been provided for informational purposes only and should not be considered indicative of the financial condition or results of operations that would have been achieved had the Transaction occurred as of the dates presented. Accordingly, the Unaudited Pro Forma Consolidated Financial Information should not be read to be indicative of the Company’s financial condition or results of operations that might be achieved as of any future date or for any future period. The Unaudited Pro Forma Consolidated Financial Information, including the notes thereto, should be read in conjunction with the historical financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2013.

The St. Joe Company
Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2013
(In thousands)

	Historical	(Unaudited) Pro forma Adjustments		Pro forma
ASSETS
Investments in real estate, net	$385,009	$(51,954)	a	$333,055
Cash and cash equivalents	21,894	345,691	b	367,585
Investments	146,972	—		146,972
Notes receivable, net	7,332	200,000	b	207,332
Pledged treasury securities	26,260	—		26,260
Prepaid pension asset	35,117	—		35,117
Property and equipment, net	11,410	(219)	a	11,191
Deferred tax asset	12,866	(12,866)	c	—
Other assets	22,612	(1,543)	a	21,069
Total Assets	$669,472	$479,109		$1,148,581

LIABILITIES AND EQUITY
LIABILITIES:
Debt	$44,217	$—		$44,217
Accounts payable	12,083	(456)	a	11,627
Income taxes payable	302	80,096	c	80,398
Deferred tax liability	—	15,303	c	15,303
Accrued liabilities and deferred credits	49,345	(12,858)	a	36,487
Total liabilities	105,947	82,085		188,032

EQUITY:
Common stock, no par value	892,027	—		892,027
Retained earnings	(325,871)	397,024	d	71,153
Accumulated other comprehensive loss	(7,517)	—		(7,517)
Treasury stock at cost	(285)	—		(285)
Total stockholders’ equity	558,354	397,024		955,378
Non-controlling interest	5,171	—		5,171
Total equity	563,525	397,024		960,549
Total Liabilities and Equity	$669,472	$479,109		$1,148,581

See Notes to the Unaudited Pro Forma Consolidated Financial Statements

The St. Joe Company
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2013
(In thousands, except share and per share amounts)

	Historical	(Unaudited) Pro forma Adjustments		Pro forma
Revenues:
Real estate sales	$45,039	$—		$45,039
Resorts, leisure and leasing revenues	50,767	—		50,767
Timber Sales	35,450	(28,757)	e	6,693
Total revenues	131,256	(28,757)		102,499

Expenses:
Cost of real estate sales	24,277	—		24,277
Cost of resorts, leisure and leasing revenues	41,109	—		41,109
Cost of timber sales	21,527	(16,923)	e	4,604
Other operating expenses	12,323	(408)	e	11,915
Corporate expense	17,032	(68)	e	16,964
Depreciation, depletion and amortization	9,131	(1,374)	e	7,757
Impairment losses	5,080	—		5,080
Total expenses	130,479	(18,773)		111,706
Operating income (loss)	777	(9,984)		(9,207)
Other income (expense):
Investment income, net	1,498	—		1,498
Interest expense	(2,040)	—		(2,040)
Other, net	4,210	(1,097)	e	3,113
Total other income	3,668	(1,097)		2,571
Income (loss) from operations before equity in loss of unconsolidated affiliates and income taxes	4,445	(11,081)		(6,636)
Equity in loss of unconsolidated affiliates	112	—		112
Income tax benefit (expense)	409	1,494	e	1,903
Net income (loss)	4,966	(9,587)		(4,621)
Net loss attributable to non controlling interest	24	—		24
Net income (loss) attributable to the Company	$4,990	$(9,587)		$(4,597)

INCOME (LOSS) PER SHARE
Basic and Diluted
Basic and diluted average shares outstanding	92,285,888	—		92,285,888
Net income (loss) attributable to the Company	$0.05	$(0.10)		$(0.05)

See Notes to the Unaudited Pro Forma Consolidated Financial Statements

The St. Joe Company
Notes to the Unaudited Pro Forma Consolidated Financial Statements
Pro forma adjustments (a, b, c, d and e as referenced in the unaudited pro forma consolidated financial statements)

a.
Pro forma adjustments to eliminate approximately $54 million of assets and approximately $13 million of liabilities sold in the Transaction. Included in the $13 million of liabilities is approximately $11 million of deferred revenue related to a 2006 rural land sale, where title had not yet transferred to the buyer and as part of the Transaction, AgReserves has assumed the Company's obligations to ultimately transfer title to the buyer.

b.
Pro forma adjustments to record the estimated cash proceeds received from the Transaction, which is comprised of the $562 million purchase price, less the $200 million Timber Note and estimated closing costs of $16 million. Included in closing costs of $16 million are $8 million of costs related to the potential subsequent monetization of the Timber Note, which is discussed in the following paragraph.

In addition, subsequent to the Transaction the Company expects to contribute the Timber Note to a bankruptcy-remote, qualified special purpose entity (the “St. Joe QSPE”). The Company expects that the St. Joe QSPE will monetize the Timber Note by issuing debt securities to third party investors equal to approximately 80-90% of the of the value of the Timber Note and expects to distribute approximately 80-90% of the net proceeds to the Company. The debt securities will be payable solely out of the assets of the St. Joe QSPE, which will principally consist of the Timber Note and the standby letter of credit. The investors holding the debt securities of the St. Joe QSPE will have no recourse against the Company for payment of the debt securities or related interest expense. The Company expects to retain a beneficial interest in the entity and expects to receive payment of the remaining principal amount of the Timber Note, less net interest expense and costs associated with the monetization of the Timber Note, on the maturity date of the Timber Note.

c.
Pro forma adjustments to reflect the estimated effects on income taxes. The net change in the deferred tax asset and liability is primarily due to the following: i) the Company recorded an estimated deferred tax liability of $73 million related to the receipt of the Timber Note, ii) the Company reversed $55 million of the valuation allowance recorded against the net deferred tax assets; and iii) the Company utilized approximately $10 million of the state net operating loss carryforwards that did not have a valuation allowance.

d.
Pro forma adjustment to reflect the estimated gain on the Transaction, which is comprised of the $562 million purchase price, less estimated closing costs of $16 million, less the carrying value of the assets and liabilities to be sold of $52 million, less estimated income tax expense of $108 million at December 31, 2013. In addition, the pro forma adjustment includes $11 million of deferred revenue recognized related to a 2006 rural land sale, where title had not yet transferred to the buyer and as part of the transaction, AgReserves has assumed the Company's obligations to ultimately transfer title to the buyer.

The estimated income tax expense pro forma adjustment of $108 million included the expected reversals of valuation allowances of approximately $86 million for the utilization of the Company’s federal net operating loss carryforwards, the utilization of a portion of the Company’s state net operating loss carryforwards and net deferred tax assets recorded as of December 31, 2013.

e.
Pro forma adjustments for the estimated forestry operations related to the Transaction and certain other assets and inventory and rights under certain continuing leases and contracts. Pro forma adjustments do not include reductions in corporate overhead costs or restructuring costs.